Exhibit 99.1

PRESS RELEASE

Rambus Closes Sale of Payments and Ticketing Businesses to Visa

Divestiture reinforces Rambus’ focus on core strength in semiconductor and accelerated growth in silicon IP and chips

SUNNYVALE, Calif. — Oct. 22, 2019 — Rambus (NASDAQ: RMBS), a premier silicon IP and chip provider dedicated to delivering data faster and safer, today announced the completion of the previously-announced sale of its Payments and Ticketing businesses to Visa (NYSE: V).

“With 30 years of experience pushing the envelope in semiconductor design, we look toward a future of continued innovation to carry on our mission of making data faster and safer,” said Rambus president and CEO, Luc Seraphin. “We’re excited to have found an acquirer that will provide the Payments and Ticketing businesses a platform for continued success. Completing this transaction is a critical step forward in refocusing and accelerating the growth of our core semiconductor businesses.”

The sale marks another key milestone in the ongoing execution of Rambus’ strategy, delivering on its core strengths in high-speed interface IP and chips, and embedded security.

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About Rambus Inc.

Rambus is a premier silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact

Cori Pasinetti

Rambus Corporate Communications

t: (408) 462-8306

cpasinetti@rambus.com

Forward-looking statements

Information set forth in this press release, including statements as to Rambus’ continued efforts to refocus its business and execution and accelerate growth, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements are based on various assumptions and the current expectations of the management of Rambus and may not be accurate because of risks and uncertainties surrounding these assumptions and expectations. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, or what effect they will have on the operations or financial condition of Rambus. Forward-looking statements included herein are made as of the date hereof, and Rambus undertakes no obligation to publicly update or revise any forward-looking statement unless required to do so by federal securities laws.

Major risks, uncertainties and assumptions include, but are not limited to: the expected benefits and costs of the proposed transaction; the plans, strategies and objectives of Rambus for future refocused operations; anticipated operational and financial results; other factors described under “Risk Factors” in Rambus’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and any statements of assumptions underlying any of the foregoing. It is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.